UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
	   		    Washington, D.C.  20549

				  SCHEDULE 13G

    		  Under the Securities Exchange Act of 1934

			       (Amendment No. )


			  	EnteroMedics Inc

				(Name of Issuer)

				    Common

			(Title of Class of Securities)


				  29365M208

				(CUSIP Number)

			      December 31, 2015

        (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|X|	Rule 13d-1(b)
| |	Rule 13d-1(c)
| |	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




















CUSIP No. 29365M208		Schedule 13G/A			Page 2 of 5
___________________________________________________________________________
1.Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).
Perkins Capital Managment, Inc.
41-1501962
___________________________________________________________________________

2.Check the Appropriate Box if a Member of a Group (See Instructions)
(a) /  /
(b) /  /
___________________________________________________________________________
3.SEC Use Only
___________________________________________________________________________
4.Citizenship or Place of Organization
A Minnesota Corporation
___________________________________________________________________________
Number of
		5.Sole Voting Power

Shares Bene-	5,103,961
		_________________________________________________________

ficially owned	6.Shared Voting Power

		0
by Each		_________________________________________________________
		7.Sole Dispositive Power

		7,221,961
Reporting	_________________________________________________________

		8.Shared Dispositive Power

Person With:	0
___________________________________________________________________________
9.Aggregate Amount Beneficially Owned by Each Reporting Person

   7,221,961
____________________________________________________________________________
10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   						(See Instructions)
____________________________________________________________________________
11.Percent of Class Represented by Amount in Row 9

   6.6%
____________________________________________________________________________
12.Type of Reporting Person (See Instructions)

   IA
____________________________________________________________________________












Item 1.

(a)Name of Issuer:
   EnteroMedics Inc.


(b)Address of Issuer's Principal Executive Offices
   2800 Patton Road
   St Paul, MN  55113

Item 2.

(a)Name of Person Filing
   Perkins Capital Management, Inc.

(b)Address of Principal Business Office or, if none, Residence
   730 Lake St E
   Wayzata, MN  55391

(c)Citizenship
   A Minnesota Corporation


(d)Title of Class of Securities
   Common


(e)CUSIP Number
   29365M208

Item 3. If this statement is filed pursuant to ss240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) | |	Broker or dealer registered under section 15 of the
		Act (15 U.S.C. 78o).
(b) | |	Bank as defined in section 3(s)(6) of the Act (15 U.S.C. 78c).
(c) | |	Insurance Company as defined in section 3(a)(19) of the
		Act (15 U.S.C. 78c).
(d) | |	Investment Company registered under section 8 of the
		Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e) |X|	An investment adviser in accordance with
		s240.13d-1(b)(1)(ii)(E);
(f) | |	An employee benefit plan or endowment fund in accordance
		with s240.13d-1(b)(1)(ii)(F);
(g) | |	A parent holding company or control person in accordance
		with s240.13d-1(b)(ii)(G);
(h) | |	A savings associations as defined in Section 3(b) of the
		Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) | |	A church plan that is excluded from the definition of an
		investment company under section 3c(14) of the	Investment
		Company Act of 1940 (15 U.S.C. 80a-3);
(j) | |	Group, in accordance with s240.13d-1(b)(1)(ii)(J).














Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:
    7,221,961 (includes 5,533,961 common equivalents and 1,688,000 warrants exercisable within 60 days)

(b) Percent of Class:
    6.6%

(c) Number of shares as to which such person has:

	(i) Sole power to vote or to direct the vote:
             5,103,961

	(ii) Shared power to vote or to direct the vote:
       	     0

	(iii) Sole power to dispose or to direct the disposition of:
	     7,221,961 (includes 5,533,961 common equivalents and 1,688,000 warrants exercisable within 60 days)

	(iv) Shared power to dispose or to direct the disposition of:
	     0

Instruction: For computations regarding securities which represent a right to acquire an underlying security see s240.13d(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.




Item 6.	Ownership of More than Five Percent on Behalf of Another Person.


Item 7.	Identification and Classification of the Subsidiary Which Acquired
	the Security Being Reported on By the Parent Holding Company

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group



















Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 1, 2016
                                        ______________________________
                                                    (Date)



                                        /s/ Richard C. Perkins
                                        ______________________________
                                                 (Signature)



                		               Richard C. Perkins
					Executive VP/Portfolio Manager
                                        ______________________________
                                                 (Name/Title)